Exhibit 10.6

KARAT PACKAGING INC.

2019 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), is made and effective as of this ____ day of ______________, 2019 (the “Grant Date”), by and between Karat Packaging Inc., a Delaware corporation (“Company”), and _________________ (“Optionee”).

WITNESETH:

WHEREAS, the Company is desirous of increasing the incentive of Optionee whose contributions are important to the continued success of the Company;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the Company hereby grants Optionee options to purchase shares of common stock, par value $0.001 (the “Common Stock”), of the Company pursuant to the Karat Packaging Inc. 2019 Stock Incentive Plan (the “Plan”), upon the following terms and conditions. Capitalized terms not defined herein shall have the meaning ascribed thereto in the Plan.

1.	GRANT OF OPTION

Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to the Optionee an Option to purchase an aggregate of five thousand (5,000) shares of the Company’s Common Stock.

2.	EXERCISE PRICE

The exercise price of this Option shall be Ten Dollars ($10.00) per share of Common Stock (the “Exercise Price”), which is no less than the Fair Market Value of a share of Common Stock on the Grant Date.

3.	TERM AND VESTING OF OPTION

(a)          Option Period. This Option shall terminate and all rights to purchase shares hereunder shall cease on the tenth anniversary of the Grant Date.

(b)          Vesting. Subject to Section 5 and 6 hereof, this Option shall become vested on the first anniversary of the closing date of the initial public offering of the Company.

4.	EXERCISE AND PAYMENT

(a)          General. When the Option has vested and any other conditions to the exercise of an Option have been satisfied, Optionee may exercise the Option only in accordance with the following provisions. Optionee shall deliver to the Company a written notice stating that Optionee is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. Said notice must be delivered to the Company at its principal office and addressed to the attention of Amy Tsen. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.

(b)          Payment of the Exercise Price. Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods:

(i)          by cash, certified or cashier’s check, bank draft or money order;

(ii)         through the delivery to the Company of shares of Common Stock which have been previously owned by Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require Optionee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the Company incurring any liability under Section 16(b) of the Exchange Act; or

(iii)        by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit, including, but not limited to through a “cashless exercise sale and remittance procedure” pursuant to which Optionee shall concurrently provide irrevocable instructions (1) to a brokerage firm approved by the Committee to effect the immediate sale of the requisite number of the purchased shares and remit to Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (2) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

5.	TERMINATION OF EMPLOYMENT

Upon Optionee’s termination of employment or other service with the Company, the Options shall be subject to the provisions set forth in Section 6(j) of the Plan.

6.	CHANGE IN CONTROL

Upon a Change in Control, all Options shall be subject to the provisions set forth in Section 11 of the Plan.

7.	MISCELLANEOUS

(a)          Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by, and construed in accordance with the laws of the State of Delaware.

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(b)          Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

(c)          Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

(d)          Withholding. In connection with the exercise of the Option, the Optionee agrees (a) to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state or local, domestic or foreign taxes of any kind required by law to be withheld with respect to such exercise, and (b) that the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

(e)          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(f)          Entire Agreement; Amendments. This Agreement (including the documents and exhibits referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought.

(g)          No Rights to Continued Employment. Nothing contained herein shall give the Optionee the right to be retained in the employment or service of the Company or any of its subsidiaries or affiliates or affect the right of any such employer to terminate the Optionee.

(h)          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KARAT PACKAGING INC.

By:
Name:	Alan Yu
Title:	Chief Executive Officer

OPTIONEE:

Name:
Address:

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